FORM 3


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

                              Michael F. McWhortor
                              14001 Manchester Road
                              Manchester, Missouri 63011

2. Date of event Requiring Statement (Month/Day/Year)

                                October 24, 2000

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

                First Preferred Capital Trust                       FBNKO
                First Preferred Capital Trust II                    FBNKN

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

         Director                                  ___ 10% Owner
     ---
      X  Officer (give title below)                ___ Other (specify below)
     ---

          Executive Vice President

6. If Amendment, Date of Original (Month/Day/Year)

         N/A

7. Individual or Joint/Group
              X           Form filed by One Reporting Person
             ---

             Table I - Non-Derivative Securities Beneficially Owned
             ------------------------------------------------------

1. Title of Security
                                                     N/A

2. Amount of Securities Beneficially Owned

                                                     N/A

3. Ownership Form: Direct (D) or Indirect (I)

                                                     N/A

4. Nature of Indirect Beneficial Ownership
                                                     N/A

               Table II - Derivative Securities Beneficially Owned
               ---------------------------------------------------


1. Title of Derivative Security
                                                     N/A

2. Date Exercisable and Expiration Date (Month/Day/Year)

                                                     N/A
3. Title and Amount of Securities Underlying Derivative
     Security
                                                     N/A

4. Conversion or Exercise Price of Derivative Security


5. Ownership Form of Derivative Security: Direct (D) or
                                                     N/A

6. Nature of Indirect Beneficial Ownership
                                                     N/A
     Explanation of Responses:
                                                     N/A


/s/ Michael F. McWhortor
--------------------------------------
Signature of Reporting Person

Date:   October 25, 2000